Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Media Contacts:	Jennifer Mauer	Investor Contacts:	Teri Loxam
	(908) 740-1801		(908) 740-1986

	Claire Gillespie		Michael DeCarbo
	(267) 305-0932		(908) 740-1807

Merck Announces Fourth-Quarter and Full-Year 2018 Financial Results

•            Fourth-Quarter 2018 Worldwide Sales Were $11.0 Billion, an Increase of 5 Percent, Including a 3 Percent Negative Impact from Foreign Exchange; Full-Year 2018 Worldwide Sales Were $42.3 Billion, an Increase of 5 Percent, Including a Minimal Impact from Foreign Exchange

•            Fourth-Quarter 2018 GAAP EPS Was $0.69; Fourth-Quarter Non-GAAP EPS Was $1.04; Full-Year 2018 GAAP EPS Was $2.32; Full-Year Non-GAAP EPS Was $4.34

•            Returned $14 Billion to Shareholders Through Share Repurchases and Dividends in 2018

•            2019 Financial Outlook

•                  Anticipates Full-Year 2019 Worldwide Sales to Be Between $43.2 Billion and $44.7 Billion, Including an Approximately 1 Percent Negative Impact from Foreign Exchange

•                  Expects Full-Year 2019 GAAP EPS to Be Between $3.97 and $4.12; Expects Non-GAAP EPS to Be Between $4.57 and $4.72, Including an Approximately 1 Percent Positive Impact from Foreign Exchange

•            Merck to Hold an Investor Event on June 20, 2019

KENILWORTH, N.J., Feb. 1, 2019 — Merck (NYSE: MRK), known as MSD outside the United States and Canada, today announced financial results for the fourth quarter and full year of 2018.

“Last year was a strong one for Merck marked by substantial progress on scientific and commercial fronts,” said Kenneth C. Frazier, chairman and chief executive officer, Merck. “The fourth-quarter and full-year results further bolster our confidence in Merck’s innovation-based strategy in which our key pillars - oncology, vaccines, animal health, and select hospital and specialty care products - are expected to drive sustainable growth over the long-term. We enter 2019 with good momentum, anticipating the many opportunities afforded by our broad and differentiated portfolio and pipeline.”

Financial Summary

	Fourth Quarter				Year Ended
$ in millions, except EPS amounts	2018	2017	Change	Change Ex- Exchange	Dec. 31, 2018	Dec. 31, 2017	Change	Change Ex- Exchange
Sales	$10,998	$10,433	5%	8%	$42,294	$40,122	5%	5%
GAAP net income (loss)[1]	1,827	(1,046)	**	**	6,220	2,394	**	**
Non-GAAP net income that excludes certain items[1,2]*	2,745	2,665	3%	7%	11,621	10,933	6%	8%
GAAP EPS	0.69	(0.39)	**	**	2.32	0.87	**	**
Non-GAAP EPS that excludes certain items[2]*	1.04	0.98	6%	11%	4.34	3.98	9%	11%

*Refer to table on page 12.

**Greater than 100%.

Worldwide sales were $11.0 billion for the fourth quarter of 2018, an increase of 5 percent compared with the fourth quarter of 2017, including a 3 percent negative impact from foreign exchange. Full-year 2018 worldwide sales were $42.3 billion, an increase of 5 percent compared with the full year of 2017.

Sales for the full year of 2018 include approximately $125 million for the replenishment of doses of GARDASIL 9 (Human Papillomavirus 9-valent Vaccine, Recombinant), a vaccine to prevent certain cancers and other diseases caused by Human Papillomavirus (HPV), that were borrowed from the U.S. Centers for Disease Control and Prevention Pediatric Vaccine Stockpile in 2017. The borrowing reduced sales in 2017 by approximately $125 million.

Lost sales due to the cyber-attack that occurred in June 2017 unfavorably affected revenue in the fourth quarter of 2017 by $125 million, and for the full year of 2018 and 2017 by $150 million and $260 million, respectively.

GAAP (generally accepted accounting principles) earnings (loss) per share assuming dilution (EPS) were $0.69 for the fourth quarter and $2.32 for the full year of 2018. GAAP EPS for the full year of 2018 reflects a $1.4 billion charge related to the formation of a strategic oncology collaboration with Eisai Co., Ltd. (Eisai). Non-GAAP EPS of $1.04 for the fourth quarter and $4.34 for the full year of 2018 exclude acquisition- and divestiture-related costs, restructuring costs and certain other items. Non-GAAP EPS for the full year of 2018 also excludes the charge related to the formation of the collaboration with Eisai.

GAAP EPS were $(0.39) for the fourth quarter and $0.87 for the full year of 2017, which reflect a $2.6 billion provisional charge related to the enactment of U.S. tax legislation and for the full year also reflect a $2.35 billion charge related to the formation of a strategic oncology collaboration with AstraZeneca.

1     Net income (loss) attributable to Merck & Co., Inc.

2     Merck is providing certain 2018 and 2017 non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s results and permits investors to understand how management assesses performance. Management uses these measures internally for planning and forecasting purposes and to measure the performance of the company along with other metrics. Senior management’s annual compensation is derived in part using non-GAAP income and non-GAAP EPS. This information should be considered in addition to, but not as a substitute for or superior to, information prepared in accordance with GAAP. For a description of the items, see Tables 2a and 2b attached to this release.

Oncology Pipeline Highlights

Merck continued to advance the development programs for KEYTRUDA (pembrolizumab), the company’s anti-PD-1 therapy; Lynparza (olaparib), a PARP inhibitor being co-developed and co-commercialized with AstraZeneca; and Lenvima (lenvatinib mesylate), an orally available tyrosine kinase inhibitor being co-developed and co-commercialized with Eisai.

KEYTRUDA

•                  Merck will present data from the pivotal Phase 3 KEYNOTE-426 trial, studying KEYTRUDA in combination with axitinib in patients with advanced or metastatic renal cell carcinoma at the annual American Society for Clinical Oncology (ASCO) Genitourinary Cancers Symposium in San Francisco in an oral session on February 16, 2019.

•                  Merck announced that the U.S. Food and Drug Administration (FDA) approved KEYTRUDA for the following indications:

•                  In combination with carboplatin and either paclitaxel or nab-paclitaxel for the first-line treatment of patients with metastatic squamous non-small cell lung cancer (NSCLC), making it the first anti-PD-1 approved for first-line treatment of squamous NSCLC regardless of PD-L1 expression. The approval is based on results from the KEYNOTE-407 trial.

•                  For the treatment of patients with hepatocellular carcinoma who have been previously treated with sorafenib.

•                  For the treatment of adult and pediatric patients with recurrent locally advanced or metastatic Merkel cell carcinoma.

•                  Merck announced that five new approvals, including three expanded uses in advanced NSCLC, one in adjuvant melanoma, as well as a new indication in advanced microsatellite instability-high (MSI-H) tumors were granted in Japan.

•                  Merck announced that the European Commission (EC) approved KEYTRUDA for the adjuvant treatment of adults with stage III melanoma and lymph node involvement who have undergone complete resection based on data from the pivotal Phase 3 EORTC1325/KEYNOTE-054 trial.

•                  Merck announced results from KEYNOTE-181, a Phase 3 trial investigating KEYTRUDA as monotherapy for the second-line treatment of advanced or metastatic esophageal or esophagogastric junction carcinoma, which demonstrated a 31 percent reduction in the risk of death compared to chemotherapy in previously treated patients with advanced esophageal or esophagogastric junction carcinoma whose tumors expressed PD-L1 (combined positive score [CPS] >10). Merck presented the data in January at the ASCO Gastrointestinal Cancers Symposium.

•                  Merck announced that the FDA extended the action date for the supplemental Biologics License Application (sBLA) for KEYTRUDA as monotherapy for the first-line treatment of locally advanced or metastatic NSCLC in patients whose tumors express PD-L1 (tumor proportion score [TPS] ≥1%) without EGFR or ALK genomic tumor aberrations. The sBLA is based on results of the Phase 3 KEYNOTE-042 trial. The company submitted additional data and analyses to the FDA, which extends the PDUFA date by three months to April 11, 2019.

Lynparza

•                  Merck and AstraZeneca announced that the FDA approved Lynparza for use as maintenance treatment of adult patients with deleterious or suspected deleterious germline or somatic BRCA-mutated (gBRCAm or sBRCAm) advanced epithelial ovarian, fallopian tube or primary peritoneal cancer who are in complete or partial response to first-line platinum-based chemotherapy. This is the first regulatory approval for a PARP inhibitor in the first-line maintenance setting for BRCAm advanced ovarian cancer and approval was based on positive results from the pivotal Phase 3 SOLO-1 trial.

•                  Merck and AstraZeneca announced positive results from the Phase 3 SOLO-3 trial of Lynparza in patients with relapsed ovarian cancer after two or more lines of treatment.

Lenvima

•                  Merck and Eisai announced results of new data and analyses of Lenvima in combination with KEYTRUDA in three different tumor types, including metastatic NSCLC, metastatic melanoma and metastatic urothelial carcinoma. These were presented at the 33rd Annual Meeting of the Society for Immunotherapy of Cancer (SITC) in November 2018.

Other Oncology Pipeline Highlights

•                  Clinical data from Merck’s Phase 1 trials for anti-LAG3 (MK-4280) and anti-TIGIT (MK-7684) along with preclinical data for ILT4 (MK-4830) were presented at SITC. These are each being studied as monotherapy and in combination with KEYTRUDA for the treatment of advanced solid tumors.

Other Pipeline Highlights

•                  Merck and NGM Biopharmaceuticals, Inc. announced that Merck exercised its option to license NGM313, renamed MK-3655, an investigational monoclonal antibody agonist of the β-Klotho/FGFR1c receptor complex that is currently being evaluated for the treatment of nonalcoholic steatohepatitis (NASH) and type 2 diabetes.

•                  Merck announced that V114, the company’s investigational 15-valent pneumococcal conjugate vaccine, has received Breakthrough Therapy Designation from the FDA for the prevention of invasive pneumococcal disease (IPD) caused by the vaccine serotypes in pediatric patients 6 weeks to 18 years of age. V114 is also under development for the prevention of IPD in adults.

•                  Merck and Instituto Butantan, a non-profit producer of immunobiologic products for Brazil, announced a collaboration to develop vaccines to protect against dengue virus disease, a mosquito-borne infection.

•                  Merck announced that it started the submission of a rolling Biologics License Application to the FDA for V920 (rVSV∆G-ZEBOV-GP, live attenuated), the company’s investigational vaccine for Ebola Zaire disease. This rolling submission was made pursuant to the FDA’s Breakthrough Therapy Designation for V920.

•                  Merck announced that the EC approved DELSTRIGO (doravirine / lamivudine / tenofovir disoproxil fumarate) and PIFELTRO (doravirine) for the treatment of HIV-1 infection.

•                  Merck announced that the FDA accepted for review supplemental New Drug Applications (sNDAs) seeking approval for PIFELTRO (in combination with other antiretroviral medicines) and DELSTRIGO for use in people living with HIV-1 who are switching from a stable antiretroviral regimen and whose virus is suppressed (HIV-1 RNA <50 copies/mL). The PDUFA date for the sNDAs is September 20, 2019.

Fourth-Quarter and Full-Year Revenue Performance

The following table reflects sales of the company’s top pharmaceutical products, as well as sales of animal health products.

	Fourth Quarter				Year Ended
$ in millions	2018	2017	Change	Change Ex- Exchange	Dec. 31, 2018	Dec. 31, 2017	Change	Change Ex- Exchange
Total Sales	$10,998	$10,433	5%	8%	$42,294	$40,122	5%	5%
Pharmaceutical	9,830	9,290	6%	8%	37,689	35,390	6%	6%
KEYTRUDA	2,151	1,297	66%	69%	7,171	3,809	88%	88%
JANUVIA / JANUMET	1,465	1,524	-4%	-2%	5,914	5,896	0%	-1%
GARDASIL / GARDASIL 9	835	633	32%	34%	3,151	2,308	37%	36%
PROQUAD, M-M-R II and VARIVAX	455	403	13%	14%	1,798	1,676	7%	7%
PNEUMOVAX 23	322	263	22%	23%	907	821	10%	10%
ISENTRESS / ISENTRESS HD	280	308	-9%	-5%	1,140	1,204	-5%	-5%
BRIDION	256	209	23%	26%	917	704	30%	30%
ZETIA / VYTORIN	245	509	-52%	-51%	1,355	2,095	-35%	-38%
SIMPONI	220	217	1%	5%	893	819	9%	5%
NUVARING	216	188	15%	17%	902	761	19%	18%
Animal Health	1,036	981	6%	11%	4,212	3,875	9%	9%
Livestock	684	668	2%	8%	2,630	2,484	6%	7%
Companion Animals	352	313	12%	16%	1,582	1,391	14%	13%
Other Revenues	132	162	-18%	-38%	393	857	-54%	-20%

Pharmaceutical Revenue

Fourth-quarter pharmaceutical sales increased 6 percent to $9.8 billion, including a 2 percent negative impact from foreign exchange. The increase was driven primarily by growth in oncology and vaccines, partially offset by lower sales in virology and the ongoing impacts of the loss of market exclusivity for several products.

Growth in oncology was driven by a significant increase in sales of KEYTRUDA, reflecting the strong momentum for the treatment of patients with NSCLC and the company’s continued launches with new indications globally. Additionally, oncology sales reflect alliance revenue of $71 million related to Lenvima and $62 million related to Lynparza, representing Merck’s share of profits, which are product sales net of cost of sales and commercialization costs.

Growth in vaccines was driven by an increase in sales of GARDASIL [Human Papillomavirus Quadrivalent (Types 6, 11, 16 and 18) Vaccine, Recombinant] and GARDASIL 9, vaccines to prevent certain cancers and other diseases caused by HPV, primarily due to the ongoing commercial launch in China as well as growth in the United States and Europe. The increase in U.S. sales reflects the timing of public sector purchases in 2017. Growth in vaccines was partially offset by a significant decrease in sales of ZOSTAVAX (zoster vaccine live), a vaccine for the prevention of herpes zoster, primarily due to a competing product that received a preferential recommendation from the U.S. Advisory Committee on Immunization Practices in October 2017. The company anticipates that future sales of ZOSTAVAX will continue to be unfavorably affected by competition.

Performance in hospital acute care reflects strong demand in the United States for BRIDION (sugammadex) Injection 100 mg/mL, a medicine for the reversal of neuromuscular blockade induced by rocuronium bromide or vecuronium bromide in adults undergoing surgery, and the ongoing launch of PREVYMIS (letermovir), a medicine for the prevention of cytomegalovirus (CMV) infection and disease in adult CMV-seropositive recipients of an allogeneic hematopoietic stem cell transplant.

Pharmaceutical sales growth was partially offset by lower sales in virology largely reflecting a significant decline in sales of ZEPATIER (elbasvir and grazoprevir), a medicine for the treatment of chronic hepatitis C virus genotypes 1 or 4 infection, due to increasing competition and declining patient volumes, which the company expects to continue.

Pharmaceutical sales growth for the quarter was also partially offset by the impacts from the loss of market exclusivity for ZETIA (ezetimibe) and VYTORIN (ezetimibe/simvastatin), medicines for lowering LDL cholesterol; INVANZ (ertapenem sodium), an antibiotic; CANCIDAS (caspofungin acetate for injection), an antifungal; as well as biosimilar competition for REMICADE (infliximab), a treatment for inflammatory diseases, in the company’s marketing territories in Europe.

Full-year 2018 pharmaceutical sales increased 6 percent to $37.7 billion, reflecting growth in oncology, vaccines and hospital acute care, partially offset by declines in virology and the loss of market exclusivity for several products.

Animal Health Revenue

Animal Health sales totaled $1.0 billion for the fourth quarter of 2018, an increase of 6 percent compared with the fourth quarter of 2017, including a 5 percent negative impact from foreign exchange. Growth for the quarter was driven by both inline and newly launched products reflecting sales increases in companion animal products, primarily companion animal vaccines, and higher sales of livestock products, particularly swine and poultry products.

Worldwide sales for the full year of 2018 were $4.2 billion, an increase of 9 percent. Full-year sales growth was driven by sales increases in companion animal products, primarily the BRAVECTO (fluralaner) line of products that kill fleas and ticks in dogs and cats for up to 12 weeks, and companion animal vaccines. Full-year sales growth was also driven by higher sales of livestock products, including ruminants, poultry and swine products.

Animal Health segment profits were $387 million in the fourth quarter of 2018, an increase of 10 percent compared with $350 million in the fourth quarter of 2017, and were $1.7 billion for the full year of 2018, an increase of 7 percent compared with $1.6 billion in 2017.3

In December 2018, Merck announced it will acquire privately held Antelliq Group, which will establish Merck Animal Health as a leader in digital animal identification, traceability and monitoring solutions, one of the fastest growing parts of the animal health industry. The transaction is expected to close in the second quarter of 2019.

Fourth-Quarter and Full-Year Expense, EPS and Related Information

The tables below present selected expense information.

$ in millions	GAAP	Acquisition- and Divestiture- Related Costs[4]	Restructuring Costs	Certain Other Items	Non-GAAP[2]
Fourth-Quarter 2018
Cost of sales	$3,289	$525	$10	$3	$2,751
Selling, general and administrative	2,643	6	1	—	2,636
Research and development	2,214	91	1	—	2,122
Restructuring costs	138	—	138	—	—
Other (income) expense, net	110	179	—	(3)	(66)

Fourth-Quarter 2017
Cost of sales	$3,440	$737	$17	$—	$2,686
Selling, general and administrative	2,643	4	(1)	—	2,640
Research and development	2,314	221	—	—	2,093
Restructuring costs	306	—	306	—	—
Other (income) expense, net	(149)	1	—	(7)	(143)

3 Animal Health segment profits are comprised of segment sales, less all cost of sales, as well as selling, general and administrative expenses and research and development costs directly incurred by the segment. For internal management reporting, Merck does not allocate general and administrative expenses not directly incurred by the segment, nor the cost of financing these activities. Separate divisions maintain responsibility for monitoring and managing these costs, including depreciation related to fixed assets utilized by these divisions and, therefore, they are not included in segment profits.

4 Includes expenses for the amortization of intangible assets and purchase accounting adjustments to inventories recognized as a result of acquisitions, intangible asset impairment charges and expense or income related to changes in the estimated fair value measurement of contingent consideration. Also includes integration, transaction and certain other costs related to business acquisitions and divestitures.

$ in millions	GAAP	Acquisition- and Divestiture- Related Costs[4]	Restructuring Costs	Certain Other Items	Non-GAAP[2]
Year Ended Dec. 31, 2018
Cost of sales	$13,509	$2,672	$21	$423	$10,393
Selling, general and administrative	10,102	32	3	—	10,067
Research and development	9,752	98	2	1,744	7,908
Restructuring costs	632	—	632	—	—
Other (income) expense, net	(402)	264	—	(57)	(609)

Year Ended Dec. 31, 2017
Cost of sales	$12,912	$3,187	$138	$—	$9,587
Selling, general and administrative	10,074	44	2	—	10,028
Research and development	10,339	510	11	2,350	7,468
Restructuring costs	776	—	776	—	—
Other (income) expense, net	(500)	19	—	(16)	(503)

GAAP Expense, EPS and Related Information

Gross margin was 70.1 percent for the fourth quarter of 2018 compared to 67.0 percent for the fourth quarter of 2017. The gross margin was 68.1 percent for the full year of 2018 compared to 67.8 percent for the full year of 2017. The increase in gross margin for both periods was driven in part by lower acquisition- and divestiture-related costs and restructuring costs, which negatively affected gross margin by 4.9 percentage points and 6.3 percentage points in the fourth quarter and full year of 2018, respectively, compared with 7.3 and 8.3 percentage points for the fourth quarter and full year of 2017, respectively. In addition, the gross margin improvements in 2018 reflect the favorable effects of product mix and costs recorded in 2017 related to the cyber-attack, partially offset by the unfavorable effects of pricing pressure and the amortization of amounts capitalized for potential future milestone payments related to collaborations. For the full year of 2018, the gross margin improvement was also partially offset by a charge related to the termination of a collaboration agreement with Samsung Bioepis Co., Ltd. for insulin glargine.

Selling, general and administrative expenses were $2.6 billion in the fourth quarter of 2018, the same as in the fourth quarter of 2017. Full-year 2018 selling, general and administrative expenses were $10.1 billion, comparable to the full year of 2017, reflecting higher administrative costs and the unfavorable effects of foreign exchange, offset by lower selling and promotion costs.

Research and development (R&D) expenses were $2.2 billion in the fourth quarter of 2018, a decline of 4 percent compared with the fourth quarter of 2017, driven primarily by lower expenses relating to business development activities and lower in-process research and development (IPR&D) impairment charges, partially offset by higher clinical development spending, in particular from oncology collaborations, and investment in discovery and early drug development. R&D expenses were $9.8 billion for the full year of 2018, a 6 percent decrease compared to the full year of 2017. The decline primarily reflects a charge recorded in 2017 related to the formation of a collaboration with AstraZeneca and lower IPR&D impairment charges, partially offset by a charge in 2018 related to the formation of an oncology collaboration with Eisai, higher clinical development spending and investment in discovery and early drug development, as well as higher expenses related to business development transactions.

Other (income) expense, net, was $110 million of expense in the fourth quarter of 2018 compared to $149 million of income in the fourth quarter of 2017. Other (income) expense, net, in the fourth quarter of 2018 reflects goodwill impairment charges, as well as the recognition of unrealized losses on securities as a result of the adoption of a new accounting standard for investments in equity securities. Other (income) expense, net, in the fourth quarter of 2017 reflects gains on sales of securities, partially offset by a loss on the extinguishment of debt. Other (income) expense, net, was $402 million of income for the full year of 2018 compared to $500 million of income for the full year of 2017.

The effective income tax rates of 31.7 percent for the fourth quarter and 28.8 percent for full year of 2018 include adjustments to the provisional amounts recorded in 2017 related to the enactment of U.S. tax legislation. In addition, the effective income tax rate for the full year of 2018 reflects the unfavorable impact of a $1.4 billion charge related to the formation of the collaboration with Eisai for which no tax benefit has been recognized.

GAAP EPS was $0.69 for the fourth quarter of 2018 compared with $(0.39) for the fourth quarter of 2017. GAAP EPS was $2.32 for the full year of 2018 compared with $0.87 for the full year of 2017.

Non-GAAP Expense, EPS and Related Information

The non-GAAP gross margin was 75.0 percent for the fourth quarter of 2018, compared to 74.3 percent for the fourth quarter of 2017. The increase in the fourth-quarter gross margin reflects the favorable effects of product mix and costs recorded in 2017 related to the cyber-attack, partially offset by the unfavorable effects of pricing pressure and the amortization of amounts capitalized for potential future milestone payments related to collaborations.

The non-GAAP gross margin was 75.4 percent for the full year of 2018 compared to 76.1 percent for the full year of 2017. The decrease in non-GAAP gross margin for the full year of 2018 reflects the unfavorable effects of amortization of amounts capitalized for potential future milestone payments related to collaborations and pricing pressure, partially offset by the favorable effects of product mix and costs recorded in 2017 related to the cyber-attack.

Non-GAAP selling, general and administrative expenses were $2.6 billion in the fourth quarter of 2018, comparable to the fourth quarter of 2017. Non-GAAP selling, general and administrative expenses were $10.1 billion for the full year of 2018, comparable to the full year of 2017, reflecting higher administrative costs and the unfavorable effects of foreign exchange, offset by lower selling and promotion costs.

Non-GAAP R&D expenses were $2.1 billion in the fourth quarter of 2018, a 1 percent increase compared to the fourth quarter of 2017. Non-GAAP R&D expenses were $7.9 billion for the full year of 2018, a 6 percent increase compared to the full year of 2017. The increases reflect higher clinical development spending and investment in discovery and early drug development, partially offset by lower business development costs.

Non-GAAP other (income) expense, net, was $66 million of income in the fourth quarter of 2018 compared to $143 million of income in the fourth quarter of 2017. Non-GAAP other (income) expense, net, in the fourth quarter of 2018 reflects the recognition of unrealized losses on securities as a result of the adoption of a new accounting standard for investments in equity securities. Non-GAAP other (income) expense, net, in the fourth quarter of 2017 reflects realized gains on sales of equity securities, partially offset by a loss on extinguishment of debt. Non-GAAP other (income) expense, net, for the full year of 2018 was $609 million of income compared to $503 million of income for the full year of 2017.

The non-GAAP effective income tax rate was 22.5 percent for the fourth quarter of 2018 compared with 15.3 percent for the fourth quarter of 2017 and was 19.8 percent for the full year of 2018 compared with 19.1 percent for the full year of 2017.

Non-GAAP EPS was $1.04 for the fourth quarter of 2018 compared with $0.98 for the fourth quarter of 2017. Non-GAAP EPS was $4.34 for the full year of 2018 compared with $3.98 for the full year of 2017.

A reconciliation of GAAP to non-GAAP net income and EPS is provided in the table that follows.

	Fourth Quarter		Year Ended
$ in millions, except EPS amounts	2018	2017	Dec. 31, 2018	Dec. 31, 2017
EPS
GAAP EPS	$0.69	$(0.39)	$2.32	$0.87
Difference[5]	0.35	1.37	2.02	3.11
Non-GAAP EPS that excludes items listed below[2]	$1.04	$0.98	$4.34	$3.98

Net Income
GAAP net (loss) income[1]	$1,827	$(1,046)	$6,220	$2,394
Difference	918	3,711	5,401	8,539
Non-GAAP net income that excludes items listed below[1,2]	$2,745	$2,665	$11,621	$10,933

Decrease (Increase) in Net Income Due to Excluded Items:
Acquisition- and divestiture-related costs[4]	$801	$963	$3,066	$3,760
Restructuring costs	150	322	658	927
Charge related to termination of a collaboration agreement with Samsung	3	—	423	—
Charge related to formation of a collaboration with Eisai	—	—	1,400	—
Charge for Viralytics acquisition	—	—	344	—
Charge related to the formation of a collaboration with AstraZeneca	—	—	—	2,350
Other	(3)	(7)	(57)	(16)
Net decrease (increase) in income before taxes	951	1,278	5,834	7,021
Income tax (benefit) expense[6]	25	2,433	(375)	1,518
Acquisition- and divestiture-related costs attributable to non-controlling interests	(58)	—	(58)	—
Decrease (increase) in net income	$918	$3,711	$5,401	$8,539

Financial Outlook

At mid-January 2019 exchange rates, Merck anticipates full-year 2019 revenue to be between $43.2 billion and $44.7 billion, including an approximately 1 percent negative impact from foreign exchange.

Merck expects its full-year 2019 GAAP EPS to be between $3.97 and $4.12. Merck expects its full-year 2019 non-GAAP EPS to be between $4.57 and $4.72, including an approximately 1 percent positive impact from foreign exchange. The non-GAAP range excludes acquisition- and divestiture-related costs.

The following table summarizes the company’s full-year 2019 financial guidance.

	GAAP	Non-GAAP[2]
Revenue	$43.2 to $44.7 billion	$43.2 to $44.7 billion*
Operating expenses	Lower than 2018 by a mid-single digit rate	Higher than 2018 by a low- to mid-single digit rate
Effective tax rate	18.5% to 19.5%	18.5% to 19.5%
EPS**	$3.97 to $4.12	$4.57 to $4.72

*The company does not have any non-GAAP adjustments to revenue.

**EPS guidance for 2019 assumes a share count (assuming dilution) of approximately 2.6 billion shares.

5 Represents the difference between calculated GAAP EPS and calculated non-GAAP EPS, which may be different than the amount calculated by dividing the impact of the excluded items by the weighted-average shares for the period.

6 Includes the estimated tax impact on the reconciling items. In addition, amounts for fourth-quarter and full-year 2018 include adjustments to the provisional amounts recorded in 2017 related to the enactment of U.S. tax legislation. Amounts for fourth-quarter and full-year 2017 include a $2.6 billion provisional charge related to U.S. tax legislation. Additionally, amount for full-year 2017 includes a $234 million net benefit related to the settlement of certain federal income tax issues, as well as a benefit of $88 million related to the settlement of a state income tax issue.

A reconciliation of anticipated 2019 GAAP EPS to non-GAAP EPS and the items excluded from non-GAAP EPS are provided in the table below.

$ in millions, except EPS amounts	Full-Year 2019

GAAP EPS	$3.97 to $4.12
Difference[5]	0.60
Non-GAAP EPS that excludes items listed below[2]	$4.57 to $4.72

Acquisition- and divestiture-related costs	$1,900
Estimated income tax (benefit) expense	(360)
Decrease (increase) in net income	$1,540

Investor Event

Merck will hold an Investor Event on Thursday, June 20, 2019, at which senior management will provide a review of the company’s key business priorities, current pillars of growth, future opportunities and research pipeline. Further details regarding logistics will be announced at a later date.

Earnings Conference Call

Investors, journalists and the general public may access a live audio webcast of the call today at 8:00 a.m. EST on Merck’s website at http://investors.merck.com/events-and-presentations/default.aspx. Institutional investors and analysts can participate in the call by dialing (706) 758-9927 or (877) 381-5782 and using ID code number 9872199. Members of the media are invited to monitor the call by dialing (706) 758-9928 or (800) 399-7917 and using ID code number 9872199. Journalists who wish to ask questions are requested to contact a member of Merck’s Media Relations team at the conclusion of the call.

About Merck

For more than a century, Merck, a leading global biopharmaceutical company known as MSD outside of the United States and Canada, has been inventing for life, bringing forward medicines and vaccines for many of the world’s most challenging diseases. Through our prescription medicines, vaccines, biologic therapies and animal health products, we work with customers and operate in more than 140 countries to deliver innovative health solutions. We also demonstrate our commitment to increasing access to health care through far-reaching policies, programs and partnerships. Today, Merck continues to be at the forefront of research to advance the prevention and treatment of diseases that threaten people and communities around the world - including cancer, cardio-metabolic diseases, emerging animal diseases, Alzheimer’s disease and infectious diseases including HIV and Ebola. For more information, visit www.merck.com and connect with us on Twitter, Facebook, Instagram, YouTube and LinkedIn.

Forward-Looking Statement of Merck & Co., Inc., Kenilworth, N.J., USA

This news release of Merck & Co., Inc., Kenilworth, N.J., USA (the “company”) includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. There can be no guarantees with respect to pipeline products that the products will receive the necessary regulatory approvals or that they will prove to be commercially successful. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include but are not limited to, general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; global trends toward health care cost containment; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; the company’s ability to accurately predict future market conditions; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; dependence on the effectiveness of the company’s patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the company’s 2017 Annual Report on Form 10-K and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).

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MERCK & CO., INC.

CONSOLIDATED STATEMENT OF INCOME - GAAP

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 1

	GAAP			GAAP
	4Q18	4Q17	% Change	Full Year 2018	Full Year 2017	% Change

Sales	$10,998	$10,433	5%	$42,294	$40,122	5%

Costs, Expenses and Other
Cost of sales (1) (2)	3,289	3,440	-4%	13,509	12,912	5%
Selling, general and administrative (1)	2,643	2,643	—	10,102	10,074	—
Research and development (1) (3)	2,214	2,314	-4%	9,752	10,339	-6%
Restructuring costs (4)	138	306	-55%	632	776	-19%
Other (income) expense, net (1)	110	(149)	*	(402)	(500)	-20%
Income Before Taxes	2,604	1,879	39%	8,701	6,521	33%
Taxes on Income (1)	826	2,917		2,508	4,103
Net Income (Loss)	1,778	(1,038)	*	6,193	2,418	*
Less: Net (Loss) Income Attributable to Noncontrolling Interests (1)	(49)	8		(27)	24
Net Income (Loss) Attributable to Merck & Co., Inc.	$1,827	$(1,046)	*	$6,220	$2,394	*
Earnings (Loss) per Common Share Assuming Dilution (5)	$0.69	$(0.39)	*	$2.32	$0.87	*

Average Shares Outstanding Assuming Dilution (5)	2,634	2,715		2,679	2,748
Tax Rate (6)	31.7%	155.2%		28.8%	62.9%

* 100% or greater

(1) Amounts include the impact of acquisition and divestiture-related costs, restructuring costs and certain other items. See accompanying tables for details.

(2) Cost of sales for the full year of 2018 include a $423 million charge related to the termination of a collaboration agreement with Samsung Bioepis Co., Ltd. (Samsung) for insulin glargine.

(3) Research and development expenses for the full year of 2018 include a $1.4 billion charge related to the formation of a collaboration with Eisai Co., Ltd. (Eisai), as well as a $344 million charge for the acquisition of Viralytics Limited.  Research and development expenses for the full year of 2017 include a $2.35 billion charge related to the formation of a collaboration with AstraZeneca PLC (AstraZeneca).

(4) Represents separation and other related costs associated with restructuring activities under the company’s formal restructuring programs.

(5) Because the company recorded a net loss in the fourth quarter of 2017, no potential dilutive common shares were used in the computation of loss per common share assuming dilution as the effect would have been anti-dilutive.

(6) The effective income tax rates for the fourth quarter and full year of 2018 reflect the unfavorable impact of adjustments to the provisional amounts recorded in the prior year associated with the enactment of U.S. tax legislation, including $124 million related to the transition tax.  The effective income tax rate for the full year of 2018 also includes the unfavorable impacts of a $1.4 billion pretax charge related to the formation of a collaboration with Eisai and a $423 million pretax charge related to the termination of a collaboration agreement with Samsung for which no tax benefits were recognized.

The effective income tax rates for the fourth quarter and full year of 2017 reflect the net unfavorable impact of a $2.6 billion provisional charge related to the enactment of U.S. tax legislation.  The effective income tax rate for the full year of 2017 also reflects the unfavorable impact of a $2.35 billion pretax charge recorded in conjunction with the formation of a collaboration with AstraZeneca for which no tax benefit was recognized.  Additionally, the effective income tax rate for the full year of 2017 reflects the favorable impact of a net tax benefit of $234 million related to the settlement of certain federal income tax issues.

MERCK & CO., INC.

GAAP TO NON-GAAP RECONCILIATION

FOURTH QUARTER 2018

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2a

	GAAP	Acquisition and Divestiture-Related Costs (1)		Restructuring Costs (2)		Certain Other Items	Adjustment Subtotal	Non-GAAP

Cost of sales	$3,289	525		10		3	538	$2,751
Selling, general and administrative	2,643	6		1			7	2,636
Research and development	2,214	91		1			92	2,122
Restructuring costs	138			138			138	—
Other (income) expense, net	110	179				(3)	176	(66)
Income Before Taxes	2,604	(801)		(150)		—	(951)	3,555
Income Tax Provision (Benefit)	826	(148	)(3)	(13	)(3)	186 (4)	25	801
Net Income	1,778	(653)		(137)		(186)	(976)	2,754
Less: Net (Loss) Income Attributable to Noncontrolling Interests	(49)	(58)					(58)	9
Net Income Attributable to Merck & Co., Inc.	1,827	(595)		(137)		(186)	(918)	2,745
Earnings per Common Share Assuming Dilution	$0.69	(0.23)		(0.05)		(0.07)	(0.35)	$1.04

Tax Rate	31.7%							22.5%

Only the line items that are affected by non-GAAP adjustments are shown.

Merck is providing certain non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s results as it permits investors to understand how management assesses performance. Management uses these measures internally for planning and forecasting purposes and to measure the performance of the company along with other metrics. Senior management’s annual compensation is derived in part using non-GAAP income and non-GAAP EPS. This information should be considered in addition to, but not as a substitute for or superior to, information prepared in accordance with GAAP.

(1) Amounts included in cost of sales reflect expenses for the amortization of intangible assets recognized as a result of business acquisitions.  Amounts included in selling, general and administrative expenses reflect integration, transaction and certain other costs related to business acquisitions and divestitures.  Amounts included in research and development expenses reflect $149 million of in-process research and development (IPR&D) impairment charges, partially offset by a reduction of expenses related to a decrease in the estimated fair value measurement of liabilities for contingent consideration.  Amounts included in other (income) expense, net primarily reflect goodwill impairment charges related to certain businesses in the Healthcare Services segment and an increase in the estimated fair value measurement of liabilities for contingent consideration, partially offset by royalty income related to the termination of the Sanofi-Pasteur MSD joint venture.

(2) Amounts primarily include employee separation costs and accelerated depreciation associated with facilities to be closed or divested related to activities under the company’s formal restructuring programs.

(3) Represents the estimated tax impact on the reconciling items based on applying the statutory rate of the originating territory of the non-GAAP adjustments.

(4) Includes the estimated tax impact on the reconciling items based on applying the statutory rate of the originating territory of the non-GAAP adjustments. Also includes adjustments to the provisional amounts recorded in the prior year associated with the enactment of U.S. tax legislation, including $124 million related to the transition tax.

MERCK & CO., INC.

GAAP TO NON-GAAP RECONCILIATION

FULL YEAR 2018

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2b

	GAAP	Acquisition and Divestiture-Related Costs (1)		Restructuring Costs (2)		Certain Other Items (3)	Adjustment Subtotal	Non-GAAP
Cost of sales	$13,509	2,672		21		423	3,116	$10,393
Selling, general and administrative	10,102	32		3			35	10,067
Research and development	9,752	98		2		1,744	1,844	7,908
Restructuring costs	632			632			632	—
Other (income) expense, net	(402)	264				(57)	207	(609)
Income Before Taxes	8,701	(3,066)		(658)		(2,110)	(5,834)	14,535
Income Tax Provision (Benefit)	2,508	(378	)(4)	(82	)(4)	85 (5)	(375)	2,883
Net Income	6,193	(2,688)		(576)		(2,195)	(5,459)	11,652
Less: Net (Loss) Income Attributable to Noncontrolling Interests	(27)	(58)					(58)	31
Net Income Attributable to Merck & Co., Inc.	6,220	(2,630)		(576)		(2,195)	(5,401)	11,621
Earnings per Common Share Assuming Dilution	$2.32	(0.98)		(0.22)		(0.82)	(2.02)	$4.34

Tax Rate	28.8%							19.8%

Only the line items that are affected by non-GAAP adjustments are shown.

Merck is providing certain non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s results as it permits investors to understand how management assesses performance. Management uses these measures internally for planning and forecasting purposes and to measure the performance of the company along with other metrics. Senior management’s annual compensation is derived in part using non-GAAP income and non-GAAP EPS. This information should be considered in addition to, but not as a substitute for or superior to, information prepared in accordance with GAAP.

(1) Amounts included in cost of sales reflect expenses for the amortization of intangible assets recognized as a result of business acquisitions.  Amounts included in selling, general and administrative expenses reflect integration, transaction and certain other costs related to business acquisitions and divestitures.  Amounts included in research and development expenses reflect $152 million of in-process research and development (IPR&D) impairment charges, partially offset by a reduction of expenses related to a decrease in the estimated fair value measurement of liabilities for contingent consideration.  Amounts included in other (income) expense, net primarily reflect goodwill impairment charges related to certain businesses in the Healthcare Services segment and an increase in the estimated fair value measurement of liabilities for contingent consideration, partially offset by royalty income related to the termination of the Sanofi-Pasteur MSD joint venture.

(2) Amounts primarily include employee separation costs and accelerated depreciation associated with facilities to be closed or divested related to activities under the company’s formal restructuring programs.

(3) Amount included in cost of sales represents a charge related to the termination of a collaboration agreement with Samsung Bioepis Co., Ltd. for insulin glargine.  Amounts included in research and development expenses represent a $1.4 billion charge related to the formation of a collaboration with Eisai Co., Ltd., as well as a $344 million charge for the acquisition of Viralytics Limited.

(4) Represents the estimated tax impact on the reconciling items based on applying the statutory rate of the originating territory of the non-GAAP adjustments.

(5) Includes the estimated tax impact on the reconciling items based on applying the statutory rate of the originating territory of the non-GAAP adjustments.  Also includes adjustments to the provisional amounts recorded in the prior year associated with the enactment of U.S. tax legislation, including $124 million related to the transition tax.

MERCK & CO., INC.

FRANCHISE / KEY PRODUCT SALES

(AMOUNTS IN MILLIONS)

(UNAUDITED)

Table 3

	2018					2017					4Q		Full Year
	1Q	2Q	3Q	4Q	Full Year	1Q	2Q	3Q	4Q	Full Year	Nom %	Ex-Exch %	Nom %	Ex-Exch %
TOTAL SALES (1)	$10,037	$10,465	$10,794	$10,998	$42,294	$9,434	$9,930	$10,325	$10,433	$40,122	5	8	5	5
PHARMACEUTICAL	8,919	9,282	9,658	9,830	37,689	8,185	8,759	9,156	9,290	35,390	6	8	6	6
Oncology
Keytruda	1,464	1,667	1,889	2,151	7,171	584	881	1,047	1,297	3,809	66	69	88	88
Emend	125	148	123	126	522	133	143	137	143	556	-12	-10	-6	-7
Temodar	57	56	46	56	214	66	65	68	73	271	-24	-20	-21	-21
Alliance Revenue — Lynparza	33	44	49	62	187			5	16	20	*	*	*	*
Alliance Revenue — Lenvima		35	43	71	149
Vaccines (2)
Gardasil / Gardasil 9	660	608	1,048	835	3,151	532	469	675	633	2,308	32	34	37	36
ProQuad / M-M-R II / Varivax	392	426	525	455	1,798	355	399	519	403	1,676	13	14	7	7
Pneumovax 23	179	193	214	322	907	163	166	229	263	821	22	23	10	10
RotaTeq	193	156	191	188	728	224	123	179	160	686	17	19	6	6
Zostavax	65	44	54	54	217	154	160	234	121	668	-55	-54	-68	-68
Hospital Acute Care
Bridion	204	240	217	256	917	148	163	185	209	704	23	26	30	30
Noxafil	176	188	188	191	742	141	155	162	179	636	7	9	17	15
Invanz	151	149	137	59	496	136	150	159	157	602	-62	-59	-18	-17
Cubicin	98	94	95	80	367	96	103	91	92	382	-13	-11	-4	-5
Cancidas	91	87	79	69	326	121	112	94	95	422	-27	-24	-23	-25
Primaxin	72	68	72	53	265	62	71	73	74	280	-28	-25	-5	-7
Immunology
Simponi	231	233	210	220	893	184	199	219	217	819	1	5	9	5
Remicade	167	157	135	123	582	229	208	214	186	837	-34	-31	-31	-33
Neuroscience
Belsomra	54	71	66	69	260	42	52	56	60	210	16	17	24	23
Virology
Isentress / Isentress HD	281	305	275	280	1,140	305	282	310	308	1,204	-9	-5	-5	-5
Zepatier	131	113	104	108	455	378	517	468	296	1,660	-64	-62	-73	-73
Cardiovascular
Zetia	305	226	165	162	857	334	367	320	323	1,344	-50	-49	-36	-39
Vytorin	167	155	92	83	497	241	182	142	186	751	-55	-54	-34	-37
Atozet	73	101	84	89	347	49	63	59	54	225	64	67	54	48
Adempas	68	75	94	91	329	84	67	70	79	300	16	17	10	7
Diabetes (3)
Januvia	880	949	927	930	3,686	839	948	1,012	938	3,737	-1	1	-1	-2
Janumet	544	585	563	535	2,228	496	563	513	586	2,158	-9	-7	3	2
Women’s Health
NuvaRing	216	236	234	216	902	160	199	214	188	761	15	17	19	18
Implanon / Nexplanon	174	174	186	169	703	170	178	155	183	686	-8	-7	2	3
Diversified Brands
Singulair	175	185	161	187	708	186	203	161	182	732	3	6	-3	-5
Cozaar / Hyzaar	120	125	103	105	453	112	119	128	125	484	-16	-12	-6	-8
Nasonex	122	81	71	102	376	139	85	42	120	387	-15	-12	-3	-3
Arcoxia	83	84	83	86	335	103	89	80	91	363	-5	0	-8	-8
Follistim AQ	67	70	60	70	268	81	79	72	66	298	6	9	-10	-11
Dulera	57	42	50	65	214	82	69	59	77	287	-16	-16	-25	-26
Fosamax	55	59	45	50	209	61	66	53	62	241	-18	-16	-13	-15
Other Pharmaceutical (4)	989	1,053	980	1,062	4,090	995	1,064	952	1,048	4,065	1	4	1	0
ANIMAL HEALTH	1,065	1,090	1,021	1,036	4,212	939	955	1,000	981	3,875	6	11	9	9
Livestock	652	633	660	684	2,630	578	582	655	668	2,484	2	8	6	7
Companion Animals	413	457	361	352	1,582	361	373	345	313	1,391	12	16	14	13
Other Revenues (5)	53	93	115	132	393	310	216	169	162	857	-18	-38	-54	-20

* 200% or greater

Sum of quarterly amounts may not equal year-to-date amounts due to rounding.

(1) Only select products are shown.

(2) Total Vaccines sales were $1,561 million, $1,533 million, $2,159 million and $2,008 million in the first, second, third and fourth quarters of 2018, respectively, and $1,516 million, $1,404 million, $1,924 million and $1,704 million for the first, second, third and fourth quarters of 2017, respectively.

(3) Total Diabetes sales were $1,433 million, $1,571 million, $1,506 million and $1,485 million in the first, second, third and fourth quarters of 2018, respectively, and $1,338 million, $1,520 million, $1,531 million and $1,533 million for the first, second, third and fourth quarters of 2017, respectively.

(4) Includes Pharmaceutical products not individually shown above.

(5) Other Revenues are comprised primarily of Healthcare Services segment revenues, third-party manufacturing sales and miscellaneous corporate revenues, including revenue hedging activities.